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                                                              EXHIBIT 11

                                               SENECA FOODS CORPORATION AND SUBSIDIARIES
                                                   COMPUTATION OF EARNINGS PER SHARE

                                                   (In thousands except share data)



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                                                                         Three Months Ended                   Six Months Ended
                                                                         ------------------                   ----------------
                                                                     9/30/00            10/2/99           9/30/00         10/2/99
                                                                     -------            -------           -------         -------

Basic Net Earnings Applicable to Common Stock:

    Net Earnings                                           $            2,053  $           325  $          3,343  $            360
    Deduct Preferred Cash Dividends                                         6                6                12                12
                                                           -----------------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock                                         $            2,047  $           319  $          3,331  $            348
                                                           =======================================================================

Weighted Average Common Shares Outstanding
for Primary Earnings per Share                                      6,575,344        6,513,859          6,573,280        6,451,017
                                                           =======================================================================

Basic Earnings Per Share                                   $              .31  $           .05  $             .51 $            .05
                                                            ======================================================================

Diluted Net Earnings Applicable to Common Stock:

    Net Earnings Applicable to
      Common Stock                                         $            2,047  $           319  $          3,331  $            348
    Add Back Preferred Cash Dividends                                       5                5                10                10
                                                            ----------------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock                                         $            2,052  $           324  $          3,341  $            358
                                                           =======================================================================

Weighted Average Common
  Shares Outstanding                                                6,575,344        6,513,859         6,473,280         6,451,017
Effect of Common Stock Equivalent                                   3,649,931        3,711,136         3,751,995         3,773,978
                                                            ----------------------------------------------------------------------
Weighted Average Common Shares
  Outstanding for Diluted Earnings
  per Share                                                        10,225,275       10,224,995        10,225,275        10,224,995
                                                            ======================================================================

Diluted Earnings Per Share                                 $              .20  $           .03 $             .33  $            .04
                                                            ======================================================================
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